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EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

	Year Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2011	2012
Earnings:
Income from Continuing Operations before Provision for Income Taxes	$243,161	$240,766	$345,279	$334,222	$352,900	$97,940	$86,333
Add: Fixed Charges	292,435	309,991	292,860	284,052	286,241	68,962	78,731

	$535,596	$550,757	$638,139	$618,274	$639,141	$166,902	$165,064

Fixed Charges:
Interest Expense, Net	$214,147	$219,989	$212,545	$204,559	$205,256	$48,618	$58,784
Interest Portion of Rent Expense	78,288	90,002	80,315	79,493	80,985	20,344	19,947

	$292,435	$309,991	$292,860	$284,052	$286,241	$68,962	$78,731

Ratio of Earnings to Fixed Charges	1.8x	1.8x	2.2x	2.2x	2.2x	2.4x	2.1x

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  EXHIBIT 12
IRON MOUNTAIN INCORPORATED
STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)